Exhibit 99.1
POKERTEK REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

MATTHEWS, NC – August 7, 2013: PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the second quarter ended June 30, 2013.

Financial Highlights

•	Revenue increased 54%

•	Gross Profit margin increased to 77%

•	Net loss from continuing operations improved 87%

•	EPS nearing breakeven at $(0.01)

•	EBITDAS and cash flow positive

“Our financial results for the second quarter were strong, with increased market penetration in Canada, Mexico and the United States driving 54% revenue growth and an 87% improvement in net operating results,” commented Mark Roberson, Chief Executive Officer.

“With a strong base of high margin recurring revenue in place, we expect to accelerate second half product placements to drive growth. Areas of focus for the second half include expanding our installed base in several markets, specifically including cruise ships, South America and US markets. In addition, our ProCore platform is nearing regulatory approvals that will allow us to begin marketing BlackJack and Baccarat in regulated markets around the world.”

Financial Summary

Total revenue increased by $0.6 million, or 54.0%, to $1.6 million for the quarter and by $0.3 million, or 10.1%, to $3.0 million for the first half of 2013. The increase in total revenue was primarily due to increased license and service fees from Canada and Mexico, increased sales of systems and equipment in the United States, partially offset by lower revenues from Europe.

Revenue from license and service fees increased by $0.3 million, or 35.1% to $1.2 million for the quarter and by $0.6 million, or 29.9%, to $2.6 million for the first half of 2013. The increase in recurring license and service fees from the prior year resulted from growth in leased games in Canada and Mexico, partially offset by lower license and service fees from Europe.

Revenue from systems and equipment sales increased $0.2 million, or 181.4%, to $0.4 million for the quarter and decreased by $0.3 million, or 43.9%, for the first half of 2013. The changes in sales of systems and equipment for the quarter were primarily due to increased product sales in the United States. For the first half, product sales decreased due to a large product sale occurring in the first quarter of 2012, combined with lower product sale activity in Europe during the current year.

Gross profit increased by $0.5 million, or 67.3%, to $1.2 million for the quarter and by $0.2 million, or 12.0%, to $2.3 million for the first half. Gross profit margins increased to 77.2% for the quarter and 76.0% for the first half of 2013.

Operating expenses increased $0.2 million or 13.8%, to $1.3 million for the quarter and by $0.1 million or 5.9%, to $2.5 million for the first half. Operating expenses increased primarily due to higher spending on testing and other fees incurred to obtain regulatory approval of new products.

Net loss from continuing operations improved 87.0% to $51 thousand for the quarter and by 26.5% to $247 thousand for the first half. The improvement was primarily due to growth in recurring license and service fees and sales of systems and equipment, partially offset by higher product approval costs and foreign income taxes incurred in the current year.

Net loss from continuing operations per common share improved by 80.0% to $0.01 per common share (basic and diluted) for the quarter and by 25.0% to $0.03 per common share (basic and diluted) for the first half.

EBITDAS, a non-GAAP financial measure (described below), improved to positive $248 thousand for the quarter from a loss of $112 thousand in the prior year. For the first half, EBITDAS improved to $370 thousand from $283 thousand in 2012.

Balance Sheet and Cash Flow Information

Cash provided by operating activities from continuing operations was $0.4 million for the six months ended June 30, 2013 compared to a use of cash of $0.1 million for the six months ended June 30, 2012. The improvement in cash provided by operating activities was primarily due to improved operating results and favorable working capital, primarily from increased deferred revenue and reduced use of cash for gaming systems when compared with the prior period.

Cash provided by financing activities was $0.4 million for the six months ended June 30, 2013, compared to $0.2 million for the comparable period in 2012. Cash provided by financing activities primarily consists of proceeds from sales of common stock in both periods, partially offset by principal payments on long term debt in the current year period.

As of June 30, 2013, the Company’s cash and cash equivalents totaled $1.0 million and total debt was $0.3 million.

Gaming Positions Information

Gaming positions deployed worldwide totaled 2,456 at June 30, 2013 comprised of 2,300 PokerPro and 156 ProCore gaming positions. As of June 30, 2012, our install base consisted of 2,294 gaming positions deployed worldwide comprised of 2,174 PokerPro gaming positions, and 120 ProCore gaming positions.

Conference Call

A conference call and webcast will be held on Wednesday, August 7, 2013 at 11:00 am EDT for management to discuss the company's second-quarter 2013 performance. Interested parties may listen to and participate in the conference call by dialing 877-703-6104 (U.S./Canada) or +1-857-244-7303 (Other) and entering passcode 13918332. A live webcast of the conference call will be available through a link on our website, www.pokertek.com, under the heading "Investors". For those unable to participate in the live call, an archived replay will be made available on our website. A replay of the conference call will also be available approximately two hours after the conclusion of the call for approximately one week by dialing 888-286-8010 (U.S./Canada) or +1-617-801-6888 (Other) and entering passcode 79665455.

Use of Non-GAAP Measures

PokerTek, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the company discloses information regarding EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting net income (loss) from continuing operations to exclude taxes, interest, and depreciation and amortization, EBITDAS also excludes noncash charges, certain non-recurring charges and share-based compensation expense. EBITDA and EBITDAS are not measures of performance defined in accordance with GAAP. However, EBITDAS is used internally in planning and evaluating the company’s operating performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other stakeholders an additional view of the company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the company’s financial results.

EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the company’s performance. A reconciliation of GAAP net loss from continuing operations to EBITDAS is included in the accompanying financial schedules.

About PokerTek, Inc.

PokerTek, Inc. (NASDAQ:PTEK) (www.pokertek.com) is a licensed gaming company headquartered in Matthews, NC that develops and distributes electronic table games solutions for the gaming industry. The company’s products are installed worldwide, and include PokerPro and Blackjack Pro. For more information, visit: www.pokertek.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of our gaming systems by casinos and other customers, and the expected acceptance of our gaming systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures, and our financial condition, including our ability to maintain sufficient liquidity to operate our business. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

Contact

Mark Roberson
CEO and CFO
PokerTek, Inc.
704.849.0860, x101
investorrelations@pokertek.com

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue
License and service fees	$1,225,353	$906,929	$2,586,022	$1,990,343
Sales of systems and equipment	378,870	134,654	409,321	729,177
Total revenue	1,604,223	1,041,583	2,995,343	2,719,520
Cost of revenue	365,909	301,376	719,459	687,355
Gross profit	1,238,314	740,207	2,275,884	2,032,165
Operating expenses:
Selling, general and administrative	1,020,216	847,945	1,966,995	1,740,679
Research and development	169,922	174,112	338,349	373,896
Share-based compensation expense	75,880	88,457	146,659	196,706
Depreciation	2,310	4,232	4,633	8,464
Total operating expenses	1,268,328	1,114,746	2,456,636	2,319,745
Operating loss	(30,014)	(374,539)	(180,752)	(287,580)
Interest expense, net	9,470	19,810	20,013	40,665
Net loss from continuing operations before income taxes	(39,484)	(394,349)	(200,765)	(328,245)
Income tax provision	11,939	714	46,020	7,441
Net (loss) from continuing operations	(51,423)	(395,063)	(246,785)	(335,686)
Income from discontinued operations	-	44,345	535	54,867
Net (loss)	$(51,423)	$(350,718)	$(246,250)	$(280,819)

Net (loss) from continuing operations per common share - basic and diluted	$(0.01)	$(0.05)	$(0.03)	$(0.04)
Net income from discontinued operations per common share - basic and diluted	-	0.01	0.00	0.01
Net (loss) per common share - basic and diluted	$(0.01)	$(0.05)	$(0.03)	$(0.04)
Weighted average common shares outstanding - basic and diluted	9,227,808	7,563,120	9,004,560	7,563,612

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2013 (Unaudited)	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$1,017,232	$235,757
Accounts receivable, net	723,705	794,769
Inventory	1,246,272	1,342,950
Prepaid expenses and other assets	104,673	66,988
Total current assets	3,091,882	2,440,464

Long-term assets:
Gaming systems, net	1,621,272	1,693,051
Property and equipment, net	28,204	26,967
Other assets	155,708	171,498
Total long-term assets	1,805,184	1,891,516
Total assets	$4,897,066	$4,331,980

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$393,330	$274,609
Accrued liabilities	457,068	569,404
Deferred revenue	219,528	42,266
Long-term debt, current portion	66,712	59,571
Total current liabilities	1,136,638	945,850

Long-term liabilities:
Long-term liability	187,763	219,494
Long-term debt	206,816	240,429
Total long-term liabilities	394,579	459,923
Total liabilities	1,531,217	1,405,773
Commitments and contingencies
Common stock subject to rescission	-	71,183
Shareholders' equity
Preferred stock, no par value per share;	-	-
authorized 5,000,000 none issued and outstanding

Common stock, no par value per share; authorized 40,000,000	-	-
shares, issued and outstanding 9,316,164 and 8,625,498 shares at
June 30, 2013 and December 31, 2012, respectively
Additional paid-in capital	50,238,995	49,481,922
Accumulated deficit	(46,873,146)	(46,626,898)
Total shareholders' equity	3,365,849	2,855,024
Total liabilities and shareholders' equity	$4,897,066	$4,331,980

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(246,250)	$(280,819)
Net income from discontinued operations	(535)	(54,867)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	400,258	366,386
Share-based compensation expense	146,659	196,706
Provision for doubtful accounts and other receivables	104,217	2,956
Changes in assets and liabilities:
Accounts and other receivables	(74,180)	111,825
Prepaid expenses and other assets	19,132	36,537
Inventory	96,678	68,691
Gaming systems	(323,846)	(618,501)
Accounts payable and accrued expenses	91,943	86,445
Deferred revenue	177,263	(46,686)
Net cash provided by (used in) operating activities from continuing operations	391,338	(131,327)
Net cash provided by operating activities from discontinued operations	535	70,502
Net cash provided by (used in) operating activities	391,873	(60,825)

Sale of investments
Purchase of investments
Net cash used in investing activities	(5,870)	-

Repayments of long-term debt	(26,472)	-
Proceeds from capital lease
Repayments of capital lease	-	-
Net cash provided by financing activities	395,472	174,869
Net increase in cash and cash equivalents	781,475	114,044
Cash and cash equivalents, beginning of year	235,757	606,229
Cash and cash equivalents, end of period	$1,017,232	$720,273

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$23,756	$37,911
Income taxes	43,995	8,790

Non-cash transactions:
Amortization of commitment fee issued in common stock	$-	$22,550
Shares of common stock issued in settlement of litigation	117,288	-
Notes receivable, net	41,028

POKERTEK, INC.
RECONCILIATION TO EBITDAS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss) from continuing operations	$(51,423)	$(395,063)	$(246,785)	$(335,686)
Interest expense, net	9,470	19,810	20,013	$40,665
Income tax provision	11,939	714	46,020	$7,441
Other taxes	1,249	4,267	3,340	$7,072
Depreciation and amortization	200,840	170,200	400,258	$366,386
Stock-based compensation expense	75,880	88,457	146,659	$196,706
EBITDAS (1)	$247,955	$(111,615)	$369,505	$282,584

(1) EBITDAS is defined as net income (loss) from continuing operations before interest, taxes, depreciation, amortization, share-based compensation, and non-cash charges. EBITDAS does not purport to represent net earnings or net cash used in operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements or as indicators of the Company's performance. The Company's definition of EBITDAS may not be comparable with similarly titled measures used by other companies.